EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Agile Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rules 457(c) and 457(h)	178,400	$3.73	$665,432	$110.20 per $1,000,000	$73.33
Total Offering Amount					$665,432		$73.33
Total Fee Offsets							N/A
Net Fee Due							$73.33

(1)	This registration statement (the “Registration Statement”) covers shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), which are issuable pursuant to the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”).

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2023 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(3)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act, on the basis of the average of the high and low prices per share of Registrant’s Common Stock on June 7, 2023 as reported by The Nasdaq Stock Market.